Exhibit 10.1

RETENTION AND CONSULTING AGREEMENT

This retention and consulting Agreement (this “Agreement”) is made and entered into this 27th day of September, 2019 by and between GMS Inc. (the “Company”) and R. Alan Adams (“Executive”).

1.            Retirement Date. The Company and Executive have agreed that Executive shall retire from his employment with the Company on the Retirement Date.

2.             Retention Payment. Subject to the terms and conditions of this Agreement, the Company shall pay to Executive the Retention Payment, less withholding for taxes and other similar items, in a single lump sum within thirty (30) days following the Retirement Date, provided that, except as otherwise provided by Section 3 hereof, Executive is employed by the Company on the Retirement Date.

3.             Termination of Employment Prior to Retirement Date. Notwithstanding anything in this agreement to the contrary, if Executive incurs a Qualifying Termination prior to the Retirement Date, then (X) the Company shall pay to Executive the Retention Payment, less withholdings for taxes and similar items, in a single lump sum within thirty (30) days following the date of Executive’s Qualifying Termination, and (Y) Executive shall be entitled to the Termination Benefits (as defined in Section 4 hereof), provided that as a condition to receipt or retention of both (X) and (Y), (i) Executive executes a Release Agreement within the time period specified in the Release Agreement and does not revoke such Release Agreement within any revocation period specified in the Release Agreement, and (ii) Executive fully complies with the obligations set forth in Section 4 of the Employment Agreement. If Executive’s employment with the Company is terminated for any reason other than by reason of a Qualifying Termination prior to the Retirement Date, then Executive shall not be entitled to the Retention Payment or the Termination Benefits.

4.            Termination Benefits. Notwithstanding anything to the contrary in the Employment Agreement, if Executive remains employed by the Company through the Retirement Date, then, Executive shall be entitled to the following termination benefits (collectively, the “Termination Benefits”):

(a)      the Company shall pay to Executive, at the time that Annual Bonuses are paid to peer executives, an Annual Bonus for fiscal year 2020, equal to (i) the Annual Bonus, if any, that would have been earned by Executive for fiscal year 2020 if Executive had remained employed by the Company on such payment date, based on actual performance under applicable financial metrics, multiplied by (ii) a fraction, the numerator of which is the number of days worked by Executive during such final year and the denominator of which is 365; and

(b)      Executive’s stock options to acquire shares of the Company’s common stock (the “Options”) that are vested as of the Retirement Date (the “Vested Options”) shall remain outstanding and exercisable until the earlier of (i) June 30, 2020 or (ii) the normal expiration date of the Vested Options, and such Vested Options shall otherwise remain subject to the terms and conditions of the GMS Inc. Equity Incentive Plan and the respective governing award agreements.  Any Options that are not vested as of the Retirement Date shall lapse and terminate immediately on the Retirement Date, and Executive will cease to have any rights with respect to such terminated unvested options as of the Retirement Date.

Notwithstanding the foregoing, Executive shall be entitled to the Termination Benefits only if (i) Executive executes a Release Agreement within the time period specified in the Release Agreement and does not revoke such Release Agreement within any revocation period specified in the Release Agreement, and (ii) Executive fully complies with the obligations set forth in Section 4 of the Employment Agreement. If Executive’s employment with the Company terminates other than by reason of a Qualifying Termination prior to the Retirement Date, then Executive shall not be entitled to the Termination Benefits.

5.            Consulting Period. Executive agrees that he shall, to the extent reasonably requested in writing, (i) during the period beginning on the Retirement Date and ending on June 30, 2019, provide any additional cooperation, assistance, and/or training reasonably requested by the Company to assist in the transition of his work and responsibilities, as and to the extent determined in the Company’s sole discretion; and (ii) cooperate with the Company in any pending or future litigation in which the Company is a party, and regarding which Executive, by virtue of Executive’s employment with the Company, has factual knowledge or information relevant to said litigation.  Executive further agrees that in any such litigation, Executive shall, without the necessity for subpoena, provide, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation.  The Company will reimburse Executive for any reasonable, out-of-pocket expenses associated with providing such consulting services and/or cooperation.

6.             Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)      “Annual Bonus” has the meaning set forth in the Employment Agreement.

(b)      “Cause” shall have the meaning set forth in the Employment Agreement.

(c)      “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(d)      “Disability” has the meaning set forth in the Employment Agreement.

(e)      “Employment Agreement” means the Amended and Restated Employment Agreement, dated as of August 31, 2015, by and between the Company and Alan Adams.

(f)       “Good Reason” has the meaning set forth in the Employment Agreement.

(g)      “Qualifying Termination” means Executive’s termination of employment with the Company by the Company without Cause or by Executive for Good Reason. For the avoidance of doubt, in no event shall Executive be deemed to have experienced a Qualifying Termination as a result of (i) Executive’s death or Disability, (ii) Executive’s resignation from employment with the Company for any reason other than for Good Reason, or (iii) Executive’s termination of employment by the Company for Cause.

(h)      “Release Agreement” means a separation agreement containing a full general release of claims and covenant not to sue in the form provided by the Company.

(i)       “Retention Payment” means four hundred thousand dollars and zero cents ($400,000.00).

(j)       “Retirement Date” means December 31, 2019.

7.             Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

8.             Successors.

(a)       This Agreement is one for personal services and may not be assigned by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)       This Agreement shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

9.             Code Section 409A.

(a)       This Agreement shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)       Notwithstanding anything in this Agreement to the contrary, to the extent that any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment of any Non-Exempt Deferred Compensation, such payment shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service”, or such later date as may be required by 9 10(c) hereof.

(c)       Notwithstanding anything in this Agreement to the contrary, if any Non-Exempt Deferred Compensation would otherwise be payable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), Executive’s right to receive payment of such Non-Exempt Deferred Compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A.

(d)       Whenever in this Agreement a payment is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment constitutes Non-Exempt Deferred Compensation, then such payment that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, then the Company may elect to make or commence payment at any time during such period.

10.           Miscellaneous.

(a)       The Company and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Georgia. With respect to any such court action, Executive hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. The parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b)       The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)       This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)       All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	If to the Company:
On file with the Company	GMS Inc.
100 Crescent Centre Parkway, Suite 800
Tucker, GA 30084
Attention: Craig D. Apolinsky
Email: Craig.Apolinsky@gms.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)       The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)       Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(h)      This Agreement, together with the Employment Agreement, contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement.

(i)       The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(j)       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ R. Alan Adams
R. ALAN ADAMS

GMS INC.

By:	/s/ John C. Turner, Jr.
Name:	John C. Turner, Jr.
Title:	President and Chief Executive Officer